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                                                                     EXHIBIT 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of NCI Building Systems, Inc. of our report dated December 6, 1996, included in the 1996 Annual Report to Shareholders of NCI Building Systems, Inc.

Our audits also included the financial statement schedule of NCI Building Systems, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Additionally, we consent to the incorporation by reference in Registration Statements (Form S-8 No. 33-52078 and No. 333-14957) pertaining to the 401(k) Profit Sharing Plan of NCI Building Systems, Inc. and (Form S-8 No. 33-52080 and No. 333-12921) pertaining to the Nonqualified Stock Option Plan of NCI Building Systems, Inc., of our reports with respect to the consolidated financial statements and schedules of NCI Building Systems, Inc., for the year ended October 31, 1996.


                                          ERNST & YOUNG LLP

Houston, Texas
January 24, 1997